Exhibit 107.1
CALCULATION OF FILING FEE TABLE

FORM S-8
(Form Type)

COMPUGEN LTD.
(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rule	Amount Registered (1)	Proposed Maximum Offering Price Per Unit (2)	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Equity	Ordinary shares, New Israeli Shekel 0.01 par value per share	Rule 457(c) and 457(h)	2,000,000(3)	$1.59	$3,180,000	$92.70 per million dollars	$294.80
Total Offering Amounts					$3,180,000		$294.80
Total Fee Offsets							__
Net Fee Due							$294.80

(1) Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement also covers such indeterminate number of Ordinary Shares as may be offered or issued to prevent dilution resulting from stock splits, stock dividends, or similar transactions pursuant to the terms of the Compugen Ltd. 2010 Share Incentive Plan, as amended the “2010 Plan”).

(2) For purposes of computing the registration fee only. Calculated in accordance with Rule 457(h)(1) promulgated under the Securities Act, based on the average of the high and low sale prices per share of the Registrant’s Ordinary Shares as reported by The Nasdaq Global Market on August 1, 2022.

(3) Represents 2,000,000 additional Ordinary Shares authorized for issuance under the 2010 Plan.